Exhibit 21.1

Subsidiaries of APX Group, Inc.

Name	Jurisdiction of Incorporation / Organization
313 Aviation, LLC	Utah
ARM Security, Inc.	Utah
Vivint, Inc.	Utah
Vivint Purchasing, LLC	Utah
AP AL LLC	Delaware
Vivint Wireless, Inc.	Delaware
Vivint Canada, Inc.	Canada
Vivint Servicing, LLC	Delaware